UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2015
Cavco Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-08822	56-2405642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 North Central Avenue, Suite 800, Phoenix, Arizona 85004
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code: (602) 256-6263
Not applicable
(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 3, 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company approved incentive compensation plans for Daniel L. Urness, Chief Financial Officer, Executive Vice President and Treasurer; and Charles E. Lott, President of the Company's subsidiary, Fleetwood Homes, Inc., for fiscal year 2016.
Under Mr. Urness's incentive compensation plan, he is eligible to receive incentive compensation based upon the Company's pre-tax income for the fiscal year ending April 2, 2016. Mr. Urness is eligible to receive incentive compensation equal to (i) 0.8% of the first $23,000,000 in pre-tax income of the Company; (ii) 0.5% of pre-tax income of the Company greater than $23,000,000. Mr. Urness will be paid in cash following the completion of the Company's fiscal year 2016 audit.
Mr. Lott’s incentive compensation plan consists of a Target Bonus, an Improvement Bonus and an Objectives-Based Bonus. Under the Target Bonus, he is eligible to receive a cash payment equal to 1.5% of fiscal year 2016 pre-tax income for the business operations he oversees up to the target pre-tax income level for those business operations in total. Under the Improvement Bonus, he is eligible to receive a cash payment equal to (i) 3% of the first $2 million in pre-tax income above the total target pre-tax income level of the business operations he oversees; (ii) 5% of the amount of pre-tax income that is 2,000,001 to $3,000,000 above the total target pre-tax income level of the business operations he oversees; and (iii) 6% of pre-tax income greater than $3,000,000 above the total target pre-tax level of the business operations he oversees. Under the Objectives-Based Bonus, Mr. Lott is eligible to receive a cash payment of up to $40,000, based upon his performance of work outside the scope of the business operations he oversees as determined at the sole discretion of the Compensation Committee. All compensation earned by Mr. Lott under this plan will be paid in cash following the completion of the Company's fiscal year 2016 audit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVCO INDUSTRIES, INC.
By:	/s/ James P. Glew
	Name: Title:	James P. Glew General Counsel and Secretary

Date: June 9, 2015